EXHIBIT 99.1

Unrivaled Brands Reports Preliminary Fourth Quarter 2022 Financial Results

Company Reports Preliminary Net Profit From Operations of $8.8 Million in Q4 2022 Versus Net Loss of $13.3 Million in Q4 2021

SANTA ANA, Calif., March 29, 2023 (GLOBE NEWSWIRE) -- Unrivaled Brands, Inc. (OTCQB: UNRV) ("Unrivaled" or the "Company"), a cannabis company with operations throughout California, announces preliminary quarter ending December 31, 2022 financial results.

Preliminary Q4 2022 Highlights

•	Operating profit for the quarter-ended December 31, 2022, was $8.8 million compared to a Q4 net loss of $13.3 million in 2021, an increase of $22.1 million.

•	During the quarter-ended December 31, 2022, total liabilities were reduced by $50.2 million to $75.2 million, down from $125.4 million at the end of the prior year; a reduction of 40%. This decrease was the result of successful efforts to renegotiate debt, pay down creditors, dispose of non-performing assets and improve working capital.

•	In December 2022, Unrivaled entered into a Management Services Agreement with Brick City Productions, Inc. to reopen and manage the Company’s Blüm San Leandro dispensary.

•	During the quarter-ended December 31, 2022 the Company entered into two binding Letters of Intent (each an “LOI”) to operate Cookies-branded dispensaries: (i) an LOI with 510 Retail & Events, Inc. to operate a Cookies-branded dispensary in Oakland, California and (ii) a second LOI with Green Door Redding, LLC to operate a Cookies-branded dispensary in Redding, California.

•	During the quarter-ended December 31, 2022, the Company commenced a $2 million executive-led capital raise from a Series V Preferred Share offering, which was subsequently closed in the first quarter of 2023.

•	During the quarter-ended December 31, 2022, the Company successfully defended against or settled significant litigation related to prior transactions.

Sabas Carrillo, Unrivaled Brands Chief Executive Officer stated, “We are rooted in execution and respect for the culture. We have been intently focused on cleaning up the Company’s balance sheet applying significant effort to resolve legacy operating concerns and, rightsize expenses with a particular focus on free cashflow and liquidity. We’ve been working hard to best position the company for a future opportunity.  In addition, we have worked diligently to develop a positive, data-driven, and collaborative culture within the organization. It is this culture which I believe is truly the key to our success.  Today we announce the preliminary and auspicious results of operations which are the product of determination and relentless hard work by the Unrivaled Brands and Adnant teams.”

Patty Chan, Unrivaled Brands Interim Chief Financial Officer said, “Our progress during the last six months could not have been accomplished without the support and concessions extended to us by the many vendors, creditors, noteholders, and partners who have graciously worked with us during our restructuring and turnaround efforts. I want to personally thank you for working with us during these difficult times. Restructuring is never easy especially when so many other operators in the industry are undergoing their own restructuring efforts in the face of so many regulatory and economic headwinds.”

“While substantial progress has been made, there still remain significant and ubiquitous risk factors previously disclosed in public disclosures including remaining litigation, completing the settlement with People’s California, LLC, substantial debt still outstanding, and unfavorable market conditions, any of which have the potential to derail our progress”, said Interim Chief Legal Officer Robert Baca.

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. The preliminary financial data has been prepared by, and is the responsibility of, our management. Marcum LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

About Unrivaled Brands

Unrivaled Brands is a cannabis company with retail, manufacturing and cultivation operations in California. Unrivaled Brands operates five dispensaries and direct-to-consumer delivery, a cultivation facility, and a leading cannabis brand, Korova, known for its high potency products across multiple product categories, currently available in California, Oregon, Arizona, and Oklahoma.

For more info, please visit: https://unrivaledbrands.com.

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks, are and will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Jason Assad

LR Advisors LLC.

jassad@unrivaledbrands.com

678-570-6791

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